UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 16, 2011

Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction

of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)

309 North Fifth Street Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Purchase Agreement

On November 16, 2011, Supertel Hospitality, Inc. (the “Company” or “Supertel”) and Supertel Limited Partnership (the “Operating Partnership”) entered into a Purchase Agreement (the “Purchase Agreement”) with Real Estate Strategies L.P., a Bermuda limited partnership (“RES”), for the purchase from the Company of 2,000,000 shares of Series C Cumulative Convertible Preferred Stock (the “Preferred Stock”) of the Company at a price of $20 million. The transaction is anticipated to close in late 2011 or early 2012 if approved by the Supertel shareholders. RES will also have the option to purchase up to an additional 1,000,000 shares of the Preferred Stock at a price of $10.00 per share. RES is an affiliate of IRSA Inversiones y Representaciones Sociedad Anónima, a publicly-traded company (NYSE: “IRS”) based in Buenos Aires, Argentina (“IRSA”).

In connection with the investment, RES will also receive warrants (the “Warrant” or “Warrants”) to purchase 20 million shares of Supertel common stock, which may be increased up to 30 million shares pro rata with RES’s exercise of the option for additional shares of Preferred Stock. Subject to ownership limitations, the Warrants are exercisable at any time following the closing date and expire in five years, at an exercise price of $1.20 per share.

RES’s and its affiliates’ beneficial ownership of voting stock at any time will be limited to 34% of the issued and outstanding voting stock of Supertel notwithstanding Preferred Stock voting or conversion rights or Warrant exercise rights. The Company plans to hold a special shareholders meeting and seek shareholder approval of the proposed transaction pursuant to Nasdaq Stock Market rules.

Pursuant to a directors designation agreement to be entered into at the closing of the transaction, Supertel will appoint up to four directors designated by RES to the nine member Supertel board. RES will also have participation rights in future Supertel offerings for up to six years after closing of the transaction based on its level of beneficial ownership of Supertel stock.

The closing of the transaction is subject to, among other things, approval of the Supertel shareholders, the refinancing of Supertel debt maturing prior to closing, the execution at closing of associated transaction documents, and customary closing conditions.

The Company has agreed to use its best efforts to transition as promptly as reasonably possible following the closing away from the “economy hotel” market. Following closing, the Company has agreed to reduce its leverage to less than 60% of total market capitalization through additional equity sales, sales of economy hotels, and the purchase of hotels through the use of equity.

In addition to termination rights for breach of representations, warranties and covenants, the parties may terminate the Purchase Agreement by mutual consent, if the closing has not occurred by 120 days after the date of the Purchase Agreement, if approval of Supertel shareholders is not obtained, or if Supertel changes its recommendation that Supertel shareholders approve the transaction in order to accept a superior proposal (as defined in the Purchase Agreement).

If RES terminates the Purchase Agreement, it will have a six month option to purchase up to 10%, on a fully diluted basis, of the Common Stock of the Company. If the Purchase Agreement is terminated by either RES or the Company because the Company has accepted a superior proposal, then RES may, at its option, elect to exercise this option or have its transactional costs and expenses reimbursed by the Company up to $500,000.

The Articles of Incorporation of the Company prohibits ownership by any person of more than 9.9% in value of any class of stock of the Company (the “Ownership Limit”). The Company has agreed that it will waive the Ownership Limit applicable to RES in connection with the transactions contemplated by the Purchase Agreement in accordance with the provisions in the Articles of Incorporation of the Company that permit such a waiver upon certain representations from IRSA and RES, including a representation that no individual will own 9.9% of any class of stock of the Company as a result of RES’s ownership of stock or warrants of the Company.

Preferred Stock

Subject to the terms and conditions of the Purchase Agreement, at the closing RES (a) shall purchase 2,000,000 shares of Preferred Stock for $20 million, and (b) has an option, in its sole discretion, to purchase at the closing up to an additional 1,000,000 shares of Preferred Stock for $10.00 per share.

The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Holders of the Preferred Stock will be entitled to receive preferential cumulative cash dividends at the rate of 6.25% per annum of the $10.00 face value per share. Each share of Preferred Stock will have a liquidation preference of $10.00 per share (the “Liquidation Preference”), in cash, plus an amount equal to any accrued and unpaid dividends to the date of payment.

The Preferred Stock will not be redeemable at the Company’s option prior to five years after issuance. The Preferred Stock will be redeemable five years after issuance at the Company’s option if the volume weighted average price of the Common Stock is less than $1.00 (subject to adjustment) for any 30 day period.

The holders of Preferred Stock will be entitled to vote as a single class with the holders of Common Stock on all matters submitted to such holders for vote or consent; provided, however, that the voting power of the Preferred Stock will be equal to the lesser of (A) votes per share of Preferred Stock determined by dividing the $10.00 face value of a share of Preferred Stock by the greater of the market value or book value of a share of Common Stock on the date of the issuance of the Preferred Stock or (B) an amount of votes per share of Preferred Stock such that the vote of all shares of Preferred Stock in the aggregate equal 34% of the combined voting power of all of the voting stock of the Company, minus an amount equal to the number of votes represented by the other shares of voting stock of the Company beneficially owned by RES and its affiliates.

The conversion price of the Preferred Stock will be $1.00, subject to adjustment (the “Conversion Price”). Each share of Preferred Stock will be convertible, at any time at the option of the holder, into a number of shares of Common Stock determined by dividing the Liquidation Preference of the share of Preferred Stock by the Conversion Price, provided, however, a holder will have no rights of conversion at any time to the extent such conversion would result in the holder (together with such holder’s affiliates and any persons acting as a group with such holder or holder’s affiliates) beneficially owning voting stock of the Company in excess of the Beneficial Ownership Limitation. “Beneficial Ownership Limitation” means that a holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) may not beneficially own more than 34.0% of the total voting stock of the Company.

Warrants

In connection with the closing of the sale of the shares of Preferred Stock, the Company will issue the Warrants to RES to purchase up to 20,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) which may increase up to 10,000,000 additional shares of Common Stock pro rata with Purchaser’s exercise of the option to purchase additional Preferred Stock.

Each Warrant can be exercised for one share of Common Stock at an exercise price of $1.20. The holder may not exercise any Warrant and the Company may not effect any exercise of the Warrants, to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would exceed the Beneficial Ownership Limitation.

Investor Rights and Conversion Agreement

In connection with the closing of the sale of the shares of Preferred Stock, the Company has agreed to enter into an Investor Rights and Conversion Agreement (the “Investor Rights and Conversion Agreement”) with RES and IRSA pursuant to which the Company granted RES and its affiliates and their respective subsidiaries the right to purchase equity shares or securities convertible into equity shares in future Company offerings on a pro rata basis based on their combined ownership of Common Stock and Preferred Stock, provided that such purchase would not cause RES and its affiliates to exceed the Beneficial Ownership Limitation.

RES will agree to certain standstill provisions including that neither RES nor its affiliates will acquire any securities that would result in RES and its affiliates owning more than 34% of the voting stock of the Company. Pursuant to the agreement, the Company would have the right to require RES to convert its Preferred Stock, up to the Beneficial Ownership Limit, after the Company has paid regular dividends on the Common Stock of $0.075 per share in dividend payments in a 12-month period.

Registration Rights Agreement

In connection with the closing of the sale of the shares of Preferred Stock, the Company has agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) with RES and IRSA. The Registration Rights Agreement requires the Company to register for resale by the holders the Common Stock issued upon conversion of the Preferred Stock and upon exercise of the Warrants, and the Warrants and the Preferred Stock. The Registration Rights Agreement also grants RES the right to participate in certain future underwritten offerings of securities by the Company.

Directors Designation Agreement

In connection with the closing of the sale of the shares of Preferred Stock, the Company has agreed to enter into a Directors Designation Agreement (the “Directors Designation Agreement”) with RES and IRSA pursuant to which the Company will appoint up to four directors designated by RES and IRSA to the Company board and to maintain the Company board at no more than nine members.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated by reference. The securities to be sold are being offered and sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each investor represented that it was an “accredited investor” as defined in Regulation D.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued November 16, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUPERTEL HOSPITALITY, INC.
Date: November 16, 2011

	By:	/s/ Kelly A Walters
Kelly A Walters
President and Chief Executive Officer

Forward-Looking Information

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

Supertel plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed investment transaction (the “Transaction”). The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Supertel through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement from Supertel by contacting Investor Relations by telephone at (402) 371-2520, or by mail at Supertel, Investor Relations, 309 North 5th Street, Norfolk, Nebraska 68701.

Supertel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Supertel in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Supertel’s proxy statement for its 2011 Annual Meeting of Shareholders, which was filed with the SEC on April 21, 2011, and Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Supertel by contacting Investor Relations by telephone at (402) 371-2520, or by mail at Supertel, Investor Relations, 309 North 5th Street, Norfolk, Nebraska 68701, or by going to Supertel’s Investor Relations page and choosing the Investor Information link, on the Supertel corporate web site at www.supertelinc.com.

EXHIBIT INDEX

99.1	Press Release issued November 16, 2011.